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                                                                   EXHIBIT 10(s)



                        2000 ANNUAL INCENTIVE BONUS PLAN

The 2000 Annual Incentive Bonus Plan (the "Plan") for corporate officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash and stock compensation when specific financial performances are achieved or exceeded. The Plan provides awards to individuals when the Corporation meets its operating plan in terms of primary earnings per share, cash flow, and critical objectives as follows: 60% of the bonus is dependent on earnings per share, 20% on cash flow, and 20% on individual objectives. Bonuses range from 30% of base pay when the plan is met to a cap of 100% of base pay when the plan is exceeded. 80% of the bonus is delivered in the form of cash compensation and 20% in the form of restricted stock units issued pursuant to the 1998 Management Stock Incentive Plan.